Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333‑185429) of our report dated June 29, 2023, with respect to the financial statements and supplemental schedule of Trane 401(K) and Thrift Plan included in this Annual Report on Form 11‑K for the year ended December 31, 2022.

/s/ FORVIS, LLP

Charlotte, North Carolina
June 29, 2023